Exhibit 99.1

Contact:    Clarkston Financial Corp. - J. Grant Smith, President and COO, 248 922-6945
                   Marcotte Financial Relations - Mike Marcotte, 248 656-3873

Clarkston Financial Corporation Reports Q3 & 9-Month Results	For Immediate Release

CLARKSTON, Mich., Oct. 19, 2007 — Clarkston Financial Corporation (OTCBB: CKSB), the holding company for Clarkston State Bank and Huron Valley State Bank, says its results for the third quarter and nine months ended September 30, 2007 were adversely affected by increased provisions for possible loan losses and lower net interest income. Edwin L. Adler, Board Chairman and CEO, and J. Grant Smith, President and Chief Operating Officer, jointly announced today.

Third-quarter results
Total revenues — net interest income plus noninterest income — were $1,666,000, compared with total revenues of $1,935,000, for the year-earlier quarter. The 13.9% decline chiefly reflects a 16.3% slip in net interest income. The reduction in net interest income is attributable to margin compression, nonperforming loans and slowed loan growth. The provision for the quarter was $2,561,000, compared with $269,000 for the third quarter of 2006. The increase results from Michigan’s difficult economy, weak housing and real-estate markets, and an increase in nonperforming loans, especially real estate loans. The net loss for the quarter was $1,642,000, equivalent to $1.28 per diluted share. This contrasts with net income of $105,000, or $0.08 per diluted share, for Q3-2006.

Net charge-offs for the quarter totaled $1,529,000, a contrast to a recovery of $226,000 a year ago. Nonperforming loans were 3.7% of total loans at quarter’s end, compared with 1.5% at midyear, 2.1% at the end of Q1-2007 and 1.6% at the close of Q3-2006.

Nine-month results
For the first nine months of 2007, total revenues were $5,462,000, comparable to total revenues of $5,535,000 for the first nine months of 2006. Net interest income was off 3% from fractionally higher cost of funds. Aided by higher bank service charges and fees, non-interest income rose 10% to $823,000, from $747,000 for the year-earlier period. The net loss for the first nine months was $1,464,000, or $1.15 per diluted share. The net loss for the first nine months of 2006 was $447,000, or $0.35 per diluted share. The 2007 results include a provision for possible loan loss of $2,638,000, versus a provision of $1,635,000 a year ago.

Mr.     Smith said: “We continue to work very hard to address the credit quality issues within the commercial lending department at Clarkston State Bank. However, the poor economic environment continues to put further pressure on our borrowers, which has resulted in more non-performing loans. In addition to working through some of our older problem credits, we are aggressively addressing challenges from the sharp downturn in the housing and real estate sectors. While we have no exposure to subprime mortgages, we are working through several stalled real estate projects. On a positive note, we are beginning to see improvement in loan demand at both Clarkston State Bank and Huron Valley State Bank. Huron Valley State Bank has moved to its new headquarters branch building in Milford and this has assisted in increased loan and deposit business.”

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Clarkston Financial Corp.
Q3 & 9-month 2007 results

Mr.     Adler added, “Our results are disappointing. We are facing strong headwinds. The feeble economy and abysmal real-estate sector are significantly impairing the market in Southeast Michigan. We have watched virtually all banks in Southeast Michigan report poor operating results in recent quarters. We have adjusted our organization to the realities of the marketplace. We have the right people and products. We’re well positioned in an otherwise strong market. We are hopeful that the business climate in the markets that we serve will improve in the months and year ahead. We have the resolve to persevere and we sincerely hope our shareholders share our belief and vision.”

Clarkston State Bank opened in January 1999 and operates five branches and one loan center in Clarkston, Waterford, and Independence Township. Huron Valley State Bank opened in August 2005. Clarkston Financial Corporation owns 55% of the 820,000 common shares outstanding, with Milford-area investors owning the balance.

Safe Harbor. This news release contains comments or information that constitute forward-looking statements within the context of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include: changes in interest rates and interest-rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior and their ability to repay loans; changes in the national and local economy; and other factors included in the Corporation’s filings with the Securities and Exchange Commission, available free online via EDGAR at SEC.GOV. The Corporation assumes no responsibility to update forward-looking statements.

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(financial schedules follow)

CLARKSTON FINANCIAL CORPORATION
Historical Balance Sheet Data
000's omitted

	Unaudited		Unaudited

	Sep 2007	Jun 2007	Dec 2006	Sep 2006

Total Assets	$203,703	$206,767	$220,378	$218,878

Loans HFS	645	348	120	577
Total Portfolio Loans	148,483	150,683	157,715	152,195
Loan Loss Reserve	(2,766)	(1,733)	(2,750)	(2,055)

Non-accrual Loans	5,352	2,216	2,431	1,676
Loans 90 days + Still Accruing	199	113	855	718

Total Non-performing Loans	5,551	2,329	3,286	2,394
Repossessed Assets	555	584	3	16
Total Securities	37,372	38,879	43,864	47,324

Premises/Furniture & Fixtures	7,227	6,505	4,730	4,764

Noninterest-bearing Deposits	24,401	24,085	23,922	22,554
Interest bearing Deposits	147,041	145,249	158,119	159,746

Total Deposits	171,442	169,334	182,041	182,300
CD's>$100K	46,247	45,884	51,961	53,538

Trust Preferred	4,000	4,000	4,000	4,000
Advances from FHLB	10,700	12,200	15,200	10,200

Common Equity	13,553	14,749	14,766	14,573
Common Shares Outstanding at End of Period	1,274	1,274	1,262	1,246
Goodwill/Intangibles	0	0	0	0

CLARKSTON FINANCIAL CORPORATION
Historical Income Statement Data
000's omitted

	Unaudited			Unaudited

	Three Months Ended Sep 2007	Three Months Ended Jun 2007	Three Months Ended Sep 2006	Nine Months Ended Sep 2007	Nine Months Ended Sep 2006

Total Interest Income	$3,211	$3,446	$3,465	$10,182	$9,701
Interest Expense	1,805	1,833	1,786	5,543	4,913

Net Interest Income	1,406	1,613	1,679	4,639	4,788

Provision for Loan Losses	2,561	60	269	2,638	1,635

Security Gains/(Losses)	0	0	0	(2)	3
Gain on loan sales	50	84	82	196	200
Service fees on loan and deposit accounts	198	195	183	600	557
Other Income	12	10	(9)	29	(13)

Total Other Income	260	289	256	823	747

Salary & Benefit Expense	783	1,004	808	2,754	2,438
Occupancy Expense	212	233	259	658	793
Other Expense	680	574	474	1,857	1,505

Total Other Expense	1,675	1,811	1,541	5,269	4,734

EBIT	(2,570)	31	125	(2,445)	(834)
Tax	(873)	51	86	(785)	(194)
Minority Interest	(55)	(67)	(66)	(196)	(193)

Net Income	$(1,642)	$47	$105	$(1,464)	$(447)

Reported EPS (diluted)	$(1.28)	$0.04	$0.08	$(1.15)	$(0.35)
Dividends Per Share	0	0	0	0	0

Selected Financial Ratios:
Total Risk Based Capital	12.06%	12.72%	12.38%	12.06%	12.38%
Return on Average Assets	-3.16%	0.09%	0.21%	-0.93%	-0.29%
Return on Average Equity	-43.87%	1.26%	2.84%	-13.18%	-4.07%
Non Interest Margin	2.87%	3.21%	3.26%	3.08%	3.24%

Average Assets	206,139	211,227	203,546	211,455	205,306
Net charge-offs ($)	1,529	920	(226)	2,622	1,510
Gross charge-offs ($)	1,542	965	17	3,034	1,783